Exhibit 99.1
comScore Revenue Grows by 41% to a Record $26.4 Million in Q1 2008
Pre-Tax Net Income surges by 165%
Raises Guidance for the Full-Year
Reston, VA, May 1, 2008— comScore, Inc. (NASDAQ: SCOR) today reported financial results for the first quarter ended March 31, 2008.
“In the first quarter, comScore achieved the highest revenue level in the company’s history,” said Magid Abraham, comScore’s chief executive officer and president. “As we continued to pursue our strategic priorities of increasing value for our customers and shareholders, we generated 41 percent revenue growth over the first quarter of 2007, while our deferred revenue balance increased 46 percent over the balance at the end of the first quarter of 2007. These excellent revenue results were achieved while we simultaneously increased our pre-tax net income by 165 percent, our net income by 64 percent and our Adjusted EBITDA by 104 percent.”
“We continued to make gains in penetrating our existing customer base both in the U.S. and internationally, while adding a net 53 new customers in the first quarter. Despite recent indications of a slowing U.S. economy, our confidence in the strength of our business and client demand for our products and services remains unchanged. The quality of our client relationships is reflected in our revenue growth amongst existing customers of 38 percent and a subscription renewal rate that was 93 percent this quarter,” continued Abraham. “At the same time, we have been taking steps to further develop our new product pipeline and lay the foundation for future growth. During the first quarter, we launched Ad Metrix—Advertiser View, a powerful tool for agencies and publishers designed to support their media buying and selling activities and supply their competitive intelligence needs. In April, we launched the second generation of our media planning product, Plan Metrix, and increased the frequency of reporting from a semi-annual to a monthly cycle.”
     First Quarter Financial Highlights and Operational Metrics:
     $’s in Thousands, except per share data (unaudited)

	Q1 2008	Q1 2007	% Change
Total Revenue	$26,370	$18,681	41%
GAAP Income before Income Taxes	$4,209	$1,586	165%
GAAP Net Income	$2,531	$1,540	64%
GAAP EPS (Basic)	$0.09	$0.00	NM
GAAP EPS (Diluted)	$0.08	$0.00	NM
Adjusted EBITDA*	$5,575	$2,739	104%
Non-GAAP Adjusted Net Income *	$5,294	$1,929	174%
Non-GAAP EPS (Diluted)*	$0.18	$0.00	NM
Deferred Revenue	$36,838	$25,204	46%
Cash, Cash Equivalents and Investments	$111,637	$18,181	514%

*	A complete reconciliation of GAAP to non-GAAP results is set forth in the attachment to this press release.

          First Quarter Operating Summary:
comScore reported revenue of $26.4 million for the quarter ended March 31, 2008, an increase of 41 percent compared to the first quarter of 2007 and an increase of four percent over the fourth quarter of 2007. This revenue performance exceeded the range of the company’s guidance of approximately $25.9 million to $26.2 million for first quarter 2008.
First quarter 2008 GAAP income before income taxes was $4.2 million, up 165 percent compared to the first quarter of 2007. Net income was $2.5 million, up 64 percent compared to the same period in 2007. The tax rate included in net income is a normalized effective tax rate of 39.9 percent, inclusive of an effective cash tax rate of 1.5 percent as the company continues to utilize net operating loss carryforwards to reduce cash taxes. By comparison, the first quarter 2007 net income includes an effective tax rate of 2.9 percent.
comScore reports net income and earnings per share (EPS) on a GAAP and non-GAAP basis. In addition, comScore reports adjusted EBITDA and free cash flow as non-GAAP measures. A reconciliation of comScore’s GAAP results to these non-GAAP measures is included in the financial tables accompanying this release.
•	GAAP EPS for the first quarter of 2008 was $0.08 per share on approximately 30.0 million fully diluted shares.

•	Adjusted EBITDA was $5.6 million, an increase of 104 percent compared to the corresponding quarter in 2007, and includes approximately $600,000 in incremental public company costs in the first quarter of 2008 that were not applicable to the company in the first quarter of 2007. This performance exceeded the range of the company’s previous guidance for adjusted EBITDA for first quarter 2008 of $5.1 million to $5.4 million.

•	comScore’s Adjusted EBITDA margin was approximately 21 percent, an increase of more than six percentage points as compared to the first quarter of 2007 despite the effects of an approximately two percentage point reduction attributable to $600,000 in incremental costs incurred in the first quarter of 2008 due to comScore’s public reporting and compliance obligations, which costs were not applicable to the company in the first quarter of 2007.

•	Non-GAAP adjusted net income for the first quarter of 2008 was $5.3 million, an increase of 174 percent when compared to $1.9 million in the first quarter of 2007. Non-GAAP EPS was $0.18 per share. This exceeded the ranges of the company’s guidance for non-GAAP adjusted net income and non-GAAP EPS for first quarter 2008 of $4.4 million to $4.7 million and $0.14 to $0.17 per share, respectively.
First Quarter 2008 Financial Highlights

•	comScore’s subscription revenue was $21.5 million for the first quarter of 2008, an increase of 48 percent over the corresponding quarter in 2007. Subscription revenue accounted for 81 percent of comScore’s total revenue for the first quarter of 2008, an increase of four percentage points over the first quarter of 2007 and one percentage point over the fourth quarter of 2007.

•	Revenue from existing customers in the first quarter of 2008 totaled $22.1 million, an increase of 38 percent compared to the first quarter of 2007, while revenue from new customers was $4.3 million, an increase of 59 percent compared to the first quarter of 2007.

•	During the first quarter of 2008, comScore added a net of 53 new customers, which brings the total number of comScore customers to 948. Within this total customer count, the company added a net of 43 new subscription-based customers in the first quarter of 2008, resulting in a total of 856 subscription-based customers as of the end of the first quarter of 2008.

•	International revenue was $3.4 million in the first quarter of 2008, an increase of 88 percent compared to the corresponding prior year period, and accounted for 13 percent of the company’s total revenue in the first quarter of 2008, as compared to 10 percent of total revenue in the first quarter of 2007.
Balance Sheet and Cash Flow Summary:
•	As of March 31, 2008, comScore held $103.3 million in cash, cash equivalents and short-term investments and $8.3 million in long-term investments. Deferred revenue was $36.8 million at March 31, 2008, an increase of 46 percent compared to the deferred revenue balance at March 31, 2007.

•	During the first quarter of 2008, the company generated approximately $10.3 million in cash flow from operations, an increase of $7.1 million, or 227 percent, compared to $3.2 million in the first quarter of 2007. Free cash flow was $6.7 million, compared to $2.7 million in the first quarter of 2007.
Financial Outlook:
comScore is forecasting full-year 2008 revenue of approximately $113.0 million to $113.6 million; up 30 percent over actual full-year 2007 revenue results. This represents an increase over the company’s previous full-year 2008 revenue guidance of $112.2 million to $113.2 million.
For the full-year 2008, comScore is projecting GAAP net income of $10.3 million to $11.5 million. A normalized estimated effective tax rate of approximately 41 percent, inclusive of an estimated cash tax rate of approximately 4.9 percent, is assumed to be applied against full-year earnings before taxes. Our projection also assumes that recent general declines in interest rates will result in interest income for 2008 that is approximately $900,000 lower than initially anticipated. Given these assumptions, the company is projecting GAAP EPS for the full-year 2008 of $0.34 to $0.38 per share.

The company is projecting Adjusted EBITDA for the full-year 2008 in the range of $26.0 million to $26.5 million, an increase of 45 percent to 48 percent as compared to full-year 2007. This compares to the company’s previous full-year adjusted EBITDA guidance of $25.4 million to $26.4 million. The adjusted EBITDA margin for the full-year 2008 is projected to be between 23 percent and 24 percent, an increase of two to three percentage points compared to full-year 2007 despite a reduction of approximately one percentage point attributable to incremental costs incurred in the first half of 2008 due to comScore’s public reporting and compliance obligations, which costs were not applicable to the company in the first half of 2007.
comScore is also forecasting non-GAAP adjusted net income of approximately $22.8 million to $23.7 million and non-GAAP EPS of $0.75 to $0.80 per share for full-year 2008.
comScore is forecasting second quarter 2008 revenue of approximately $27.1 million to $27.4 million, an increase of 30 percent to 32 percent compared to the second quarter of 2007. For the second quarter of 2008, comScore is projecting GAAP net income of $2.0 million to $2.3 million. The company is forecasting GAAP EPS for the second quarter 2008 of $0.07 to $0.08 per share.
Adjusted EBITDA for the second quarter 2008 is forecast to be $5.8 million to $6.1 million, an increase of 40 percent to 48 percent compared to the second quarter of 2007 and includes approximately $600,000 of incremental public company costs that were not applicable in the second quarter of 2007. The adjusted EBITDA forecast for the second quarter of 2008 results in an adjusted EBITDA margin of 21 percent to 23 percent, up one to two percentage points compared to the second quarter of 2007, despite the effects of approximately two percentage points of reduced margin due to incremental public company expense. Furthermore, comScore has historically had seasonally high costs as a percentage of revenue in the first half of its fiscal year based on such items as higher payroll taxes, vacation accruals and a ramp up of hiring primarily in the sales force and technology groups to support anticipated revenue growth. The company expects a similar pattern for 2008.
comScore is also forecasting non-GAAP adjusted net income for the second quarter 2008 of $4.7 million to $5.0 million. The company is forecasting non-GAAP EPS for the second quarter 2008 of $0.16 to $0.17 per share. A reconciliation of the guidance for second quarter and full-year 2008 GAAP net income and EPS to the adjusted EBITDA, non-GAAP adjusted net income and non-GAAP EPS is set forth in the table accompanying this release.
Non-GAAP Financial Measures
comScore reports all financial information required in accordance with generally accepted accounting principles (GAAP). comScore believes, however, that evaluating its ongoing operating results will be enhanced if it also discloses certain non-GAAP information because it is useful to understand comScore’s performance, as it excludes non-cash and other special charges that many investors believe may obscure comScore’s on-going operating results.
For example, comScore believes that adjusted EBITDA is a useful measure for investors to use to evaluate its operating performance. comScore defines adjusted EBITDA as net income plus the (benefit) provision for income taxes, depreciation, amortization of intangible assets resulting from acquisitions, stock-based compensation, revaluation of preferred stock warrant liabilities, less interest income (expense), net. The company believes that adjusted EBITDA is an important indicator of the company’s operational strength and the performance of its business because it provides a link between profitability and operating cash flow. Adjusted EBITDA is also widely used by investors and analysts as a supplemental measure to evaluate the overall operating performance of companies in comScore’s industry. comScore’s management also uses adjusted EBITDA extensively as a measure of operating performance because it does not include the impact of items not directly resulting from our core operations. Moreover, the company’s management uses the measure for planning purposes, to allocate resources and to evaluate the effectiveness of the company’s business strategies and management’s performance.
In addition, comScore uses non-GAAP adjusted net income, which excludes the impact of the revaluation of preferred stock warrant liabilities, stock-based compensation, the amortization of intangible assets resulting from acquisitions, withdrawn follow-on public offering costs and the additional income tax provision booked or projected for 2008 resulting from the valuation allowance reversal in 2007, to evaluate profit performance while including the impact of interest income/expense and cash taxes. comScore also reports non-GAAP EPS (diluted), which uses non-GAAP adjusted net income in lieu of GAAP net income in calculating earnings per share.
comScore’s management also uses free cash flow as a non-GAAP measure of the company’s operating cash flow less cash expenditures for capital spending as a key indicator of the company’s operating cash flow performance net of capital outlays.
Whenever comScore uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The mid-points of the ranges for projected GAAP net income and non-GAAP adjusted net income are used in the reconciliation, where applicable. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.
Conference Call Information:
comScore, Inc. (NASDAQ: SCOR), will report financial results for the quarter ended March 31, 2008 in a live conference call on Thursday, May 1 at 4:30 p.m. ET.
Dr. Magid Abraham, President and Chief Executive Officer, and John Green, Chief Financial Officer, will provide commentary on the company’s results.
The conference call can be accessed in two ways:
     • By telephone at (719) 325-4877, pass code 4676227
     • Via a webcast at http://ir.comscore.com/events.cfm. A replay of the webcast will be archived and available for playback beginning at 7:30 p.m. ET that evening, accessible from the same link.
Contact:
John Green
Chief Financial Officer
comScore, Inc.
(703) 438-2325
jgreen@comscore.com

About comScore
comScore, Inc. (NASDAQ: SCOR) is a global leader in measuring the digital world. This capability is based on a massive, global cross-section of more than 2 million consumers who have given comScore permission to confidentially capture their browsing and transaction behavior, including online and offline purchasing. comScore panelists also participate in survey research that captures and integrates their attitudes and intentions. Through its proprietary technology, comScore measures what matters across a broad spectrum of behavior and attitudes. comScore analysts apply this deep knowledge of consumers and competitors to help clients design powerful marketing strategies and tactics that deliver superior ROI. comScore services are used by more than 800 clients, including global leaders such as AOL, Microsoft, Yahoo!, BBC, Carat, Deutsche Bank, France Telecom, Best Buy, The Newspaper Association of America, Financial Times, ESPN, Fox Sports, Nestle, Starcom, Universal McCann, the United States Postal Service, Verizon, ViaMichelin, Merck and Expedia. For more information, please visit http://www.comscore.com.
Cautionary Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, comScore’s ability to grow its existing customer base and develop new products; the expected strength of comScore’s business and client demand for comScore’s products; the future quality of client relationships and resulting renewal rates; the expected usefulness and success of AdMetrix-Advertising View and new generations of Plan Metrix; expectations of customer growth; expectations of international sales growth; assumptions regarding interest rates and effective tax rates; and forecasts of future financial performance, including related growth rates and components thereof, and assumptions related to historical seasonality, costs and revenue growth for the second quarter and the full year 2008. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: the early stage of the market for digital marketing intelligence and the rate of development of such market; comScore’s ability to manage its growth; the rate of development of the Internet advertising and eCommerce markets; comScore’s ability to effectively expand sales and marketing; comScore’s reliance on subscription-based revenues; comScore’s ability to retain existing large customers and obtain new large customers; continued growth of the Internet as a medium for commerce, content, advertising and communications; inability to sell additional products and attract new customers; dependence on growth of international operations; product obsolescence with technological developments; volatility of quarterly results and analyst expectations; comScore’s history of losses and the risk of future losses; and comScore’s limited operating history.
For a detailed discussion of these and other risk factors, please refer to comScore’s Annual Report on Form 10-K for the period ended December 31, 2007 and from time to time other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site (www.sec.gov).

Stockholders of comScore are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.
comScore, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenues	$26,370	$18,681
Cost of revenues (excludes amortization of intangible assets resulting from acquisitions shown below)(1)	7,017	5,388
Selling and marketing(1)	8,945	6,451
Research and development(1)	3,070	2,556
General and administrative(1)	3,886	2,507
Amortization of intangible assets resulting from acquisitions	7	293

Total expenses from operations	22,925	17,195

Income from operations	3,445	1,486
Interest income, net	819	97
Loss from foreign currency	(55)	(8)
Revaluation of preferred stock warrant liabilities	—	11

Income before income taxes	4,209	1,586
Provision for income taxes	(1,678)	(46)

Net income	2,531	1,540

Accretion of redeemable preferred stock	—	(885)
Net income available to common stockholders	$2,531	$655

Net income available to common stockholders per common share:
Basic	$0.09	$0.00
Diluted	$0.08	$0.00
Weighted-average number of shares used in per share calculation — common stock
Basic	28,200,934	4,196,736
Diluted	29,998,490	4,196,736
(1) Amortization of stock-based compensation is included in the line items above as follows
Cost of revenues	141	9
Selling and marketing	421	39
Research and development	114	8
General and administrative	467	51

comScore, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Operating activities
Net income	$2,531	$1,540
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,035	861
Amortization of intangible assets resulting from acquisitions	7	293
Provisions for bad debts	65	51
Stock-based compensation	1,143	107
Revaluation of preferred stock warrant liabilities	—	(11)
Amortization of deferred finance costs	—	1
Deferred rent	(25)	(37)
Deferred tax provision (benefit)	1,613	(19)
Changes in operating assets and liabilities,:
Accounts receivable, net	(1,467)	(843)
Prepaid expenses and other current assets	(326)	(3)
Other non-current assets	2	(6)
Accounts payable, accrued expenses, and other liabilities	(648)	(1,184)
Deferred rent	2,541	—
Deferred revenues	3,864	2,406

Net cash provided by operating activities	10,335	3,156
Recovery / (payment) of restricted cash	1,385	(2)
Purchases of investments	(51,793)	(1,575)
Sales and maturities of investments	30,450	1,100
Purchase of property and equipment	(3,682)	(494)

Net cash used in investing activities	(23,640)	(971)
Proceeds from the exercise of common stock options	369	140
Repurchase of common stock	(965)	—
Principal payments on capital lease obligations	(218)	(665)

Net cash used in financing activities	(814)	(525)
Effect of exchange rate on cash	(110)	14

Net (decrease) increase in cash and cash equivalents	$(14,229)	$1,674
Cash and cash equivalents at beginning of period	$68,368	$5,032
Cash and cash equivalents at end of period	$54,139	$6,706

comScore, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$54,139	$68,368
Short-term investments	49,227	28,449
Accounts receivable, net of allowances of $277 and $234, respectively	24,796	23,446
Prepaid expenses and other current assets	1,947	1,620
Restricted cash	—	1,385
Deferred tax asset	129	176

Total current assets	130,238	123,444
Long-term investments	8,271	7,924
Property and equipment, net	9,506	6,867
Other non-current assets	163	168
Long-term deferred tax asset	6,323	7,888
Intangible assets, net	10	17
Goodwill	1,364	1,364

Total assets	$155,875	$147,672

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$964	$1,140
Accrued expenses	6,404	6,838
Deferred revenues	36,838	33,045
Deferred rent	366	154
Capital lease obligations	919	900

Total current liabilities	45,491	42,077
Capital lease obligations, long-term	740	977
Long-term deferred rent	2,482	181

Total liabilities	48,713	43,235
Commitments and contingencies Common stock subject to put	1,815	1,815
Stockholders’ equity:
Common stock	28	28
Treasury stock	(965)	—
Additional paid-in capital	184,888	183,433
Accumulated other comprehensive (loss)/income	(295)		1
Accumulated deficit	(78,309)	(80,840)

Total stockholders’ equity	105,347	102,622

Total liabilities and stockholders’ equity	$155,875	$147,672

Reconciliation from Income before income taxes to Non-GAAP Adjusted Net Income and Adjusted EBITDA

	Three Months Ended
	March 31,
	2008	2007
	(Dollars in thousands,
	except per share data)
	(unaudited)	(unaudited)
Income before income taxes	$4,209	$1,586
Deferred tax provision	1,613	—
Current cash tax provision	65	46

Net income	$2,531	$1,540
Amortization of acquired intangibles	7	293
Stock-based compensation	1,143	107
Revaluation of preferred stock warrant liabilities	—	(11)
Deferred tax provision	1,613	—

Non-GAAP adjusted net income	$5,294	$1,929
Current cash tax provision	65	46
Depreciation	1,035	861
Interest (income) expense, net	(819)	(97)

Adjusted EBITDA	$5,575	$2,739
Adjusted EBITDA margin (%)	21%	15%
EPS (diluted)	$0.08	$0.00
Non-GAAP EPS (diluted)	$0.18	$0.00

Reconciliation from GAAP Operating Cash Flow to Free Cash Flow

	Three Months Ended
	March 31,
	2008		2007
	(Dollars in thousands)
	(unaudited)		(unaudited)
Net cash provided by operating activities	$10,335	*	$3,156
Purchase of property and equipment	(3,682)	*	(494)

Free cash flow	$6,653		$2,662

*	Includes approximately $2.5 million in leasehold improvements due to tenant allowances

Reconciliation from Income before income taxes to Non-GAAP Adjusted Net Income and Adjusted EBITDA (Guidance)
Forecasted amounts for the three months ended June 30, 2008 and the year ended December 31, 2008 are based on the mid-points of the range of the guidance provided herein.

	Three Months Ended		Twelve Months Ended
	June 30,		December 31,
	2008	2007	2008	2007
	(Dollars in thousands)
	(unaudited)	(unaudited)	(unaudited)
Income before income taxes	$3,710	$1,246	$18,410	$11,794
Deferred tax provision	1,200		6,600	(8,065)
Current cash tax provision	340	6	910	543

Net income	$2,170	$1,240	$10,900	$19,316
Amortization of acquired intangibles	7	293	17	966
Stock-based compensation	1,453	471	5,733	2,474
Revaluation of preferred stock warrant liabilities	—	1,288	—	1,195
Withdrawn follow-on public offering costs				392
Deferred tax provision	1,200	—	6,600	(8,065)

Non- GAAP adjusted net income	$4,830	$3,292	$23,250	$16,278
Cash tax provision	340	6	910	543
Depreciation	1,280	981	4,850	3,762
Interest (income) expense, net	(500)	(144)	(2,760)	(2,627)

Adjusted EBITDA	$5,950	$4,135	$26,250	$17,956
Adjusted EBITDA margin (%)	22%	20%	23%	21%
EPS (diluted)	$0.07	$0.00	$0.36	$0.88
Non-GAAP EPS (diluted)	$0.17	$0.00	$0.77	$0.71

*	Forecasted, unaudited GAAP net income and adjusted amounts disclosed above do not reflect any adjustments related to a reversal of the company’s deferred tax allowance.